Exhibit 10.1

August 8, 2025

Via Email

Mark Frost

Re:          Retention Benefit Opportunity

Dear Mark:

We are pleased to inform you that, in recognition of your contributions to Harvard Bioscience, Inc. (the “Company”) and your continued employment through March 15, 2026 (the “Retention Date”) you are being offered the opportunity to receive retention benefits (the “Retention Benefits”) on the following terms and conditions:

1.	Eligibility for Incentive Bonus. Subject to satisfaction of the conditions set forth below, and in lieu of the “cash incentive bonus” provided for in your Offer Letter with the Company dated April 10, 2025 (the “Offer Letter”), you will be eligible to be paid a cash bonus (the “Incentive Bonus”) in the gross amount of $100,000, less applicable deductions and withholdings, upon the successful refinancing of the indebtedness due under the Company’s existing term loan and senior revolving credit facility prior to the Retention Date, as determined by the Company’s Board of Directors in its sole discretion (the “Refinancing”), payable in a lump sum on the next practicable payroll date following the Refinancing, subject to your continued employment with the Company at the time of the Refinancing. For the avoidance of doubt, the Incentive Bonus is only payable in connection with a qualified Refinancing, and not upon a Change in Control (as defined in the Company’s Amended and Restated 2021 Incentive Plan).

2.	Conditions to Payment of Incentive Bonus. In order to receive the Incentive Bonus, you must remain employed by the Company or its subsidiaries in good standing and comply with the terms set forth in this letter through the Refinancing and not have provided notice of your intention to resign.

3.	Termination of Employment. If your employment with the Company and its subsidiaries terminates for any reason prior to the Retention Date other than a termination without Cause (or any other condition set forth in paragraph 2 above is not satisfied), your right to payment of the Incentive Bonus will be forfeited in its entirety. However, if you are terminated without Cause prior to the Retention Date, you shall be eligible for payment of severance (the “Severance”) in the form of continued base salary payments for 5 months from the date of termination and payment of the Company portion of COBRA premiums at then active rates for a period of 5 months from the date of termination, subject to your execution and non-revocation of a form of release to be provided by the Company, which must become valid and irrevocable within 60 days of termination. The Severance will be paid pursuant to the Company’s payroll schedule then in effect commencing on the next practicable payroll date that is 60 days from termination, with such first installment to include and satisfy all installments that would have otherwise been made up to such date assuming for such purpose that the installments had commenced on the first payroll date following the date of termination.

4.	Tax Withholding. Payment of the Retention Benefits will be subject to applicable federal, state and local tax deductions and withholding.

5.	Effect on Other Benefits. You acknowledge that payment of the Retention Benefits are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, matching contributions or similar payments.

6.	Assignment. The obligation to pay the Retention Benefits is solely that of the Company, provided that the Company may assign its obligations to any entity that succeeds to the Company’s business. You may not assign your right to receive the Retention Benefits.

7.	No Right to Continued Employment. The grant of these Retention Benefits do not give you any right to continue your employment relationship with the Company or its subsidiaries, and you shall remain subject to discharge to the same extent as if this opportunity were not granted to you.

8.	Governing Law; JURY WAIVER. Any dispute arising out of or relating to this letter shall be decided by applying the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles. Each party irrevocably and unconditionally waives any right to a trial by jury in connection with any dispute arising out of or relating to this letter.

9.	Entire Agreement. This letter, together with any agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter herein, and supersedes all prior or contemporaneous oral or written agreements and understandings relating to the subject matter herein.

We hope that this arrangement encourages your continued commitment to the Company. Please acknowledge your agreement to the terms of this letter by countersigning it in the space below and returning it to me.

Sincerely,

Harvard Bioscience, Inc.

By: /s/ John Duke

Name: John Duke

Title: Chief Executive Officer

Date: August 12, 2025

/s/ Mark Frost Mark Frost Date: August 12, 2025